CONSENT OF DEEPAK MALHOTRA

In connection with the Company's Management's Discussion and Analysis for the nine-month periods ended September 30, 2023 and September 30, 2022 (the "Interim MD&A) of Integra Resources Corp. (the "Company"),  and the Company's Material Change Report dated July 7, 2023 (the "MCR"), which included references to my name and to the technical report entitled "NI 43-101 Technical Report Preliminary Economic Assessment for the Wildcat and Mountain View Projects, Pershing and Washoe Counties, Nevada, USA", dated July 30, 2023, the undersigned hereby consents to: (i) the reference of the undersigned's name in the Interim MD&A, and MCR, (ii) the use of information attributed to me in the Interim MD&A and the MCR, (iii) the references to the undersigned's name in the short form base shelf prospectus, including under the caption "Interest of Experts", and (iv) the information attributed to me in the short form base shelf prospectus, in each case, being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024 /s/ Deepak Malhotra ___________________________ Name: Deepak Malhotra, PhD